NEWS RELEASE

Exhibit 99.1
Vanguard Natural Resources Provides Update on Previously
Announced Definitive Agreement of Bakken Assets

Houston – December 19, 2012 - (Business Wire) – Vanguard Natural Resources, LLC (NYSE: VNR) (“Vanguard” or “the Company”) announced today a third party chose to exercise their preferential rights to purchase certain non-operated oil and natural gas assets in the Bakken trend of Montana. The Company had previously announced entering into a definitive agreement in November with an undisclosed seller to acquire these Bakken assets for a purchase price of $131.0 million.

About Vanguard Natural Resources, LLC

Vanguard Natural Resources, LLC is a publicly traded limited liability company focused on the acquisition, production and development of oil and natural gas properties. The Company's assets consist primarily of producing and non-producing oil and natural gas reserves located in the Permian Basin in West Texas and New Mexico, the Big Horn Basin in Wyoming and Montana, the Arkoma Basin in Arkansas and Oklahoma, the Williston Basin in North Dakota and Montana, in Mississippi, and in South Texas. More information on Vanguard can be found at www.vnrllc.com.

SOURCE: Vanguard Natural Resources, LLC

CONTACT: Vanguard Natural Resources, LLC
Investor Relations
Lisa Godfrey, 832-327-2234
investorrelations@vnrllc.com